Houston Wire & Cable Company Reports Results for the Quarter Ended March 31, 2015

HOUSTON, TX -- (Marketwired - May 07, 2015) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the first quarter ended March 31, 2015.

Selected quarterly highlights were:

  Sales of $81.6 million
  Net income of $2.2 million
  Diluted EPS of $0.13
  Cash flow of $10.3 million
  Declared a dividend of $0.12 cents per share on May 5, 2015

First Quarter Summary
Jim Pokluda, President and Chief Executive Officer commented, "The sharp decline in oil prices in the latter part of 2014, which depressed industrial demand, and the deflation in the price of metals, both affected the level of our business activity during the first quarter. Sales decreased 18.6% from the first quarter of 2014, or approximately 14.3% when adjusted for declining metals prices. We estimate that Maintenance, Repair and Operations (MRO) sales fell 9% or approximately 5% on a metals-adjusted basis, while project sales decreased approximately 33%, or 29% on a metals-adjusted basis. Metals adjusted project and total sales excluding the negative impact resulting from a decline in a large and ongoing infrastructure project fell 9% and 7% respectively. Total transactional invoice activity decreased by approximately 5%."

Gross margin at 21.7% increased 10 basis points from the first quarter of 2014. Operating expenses at $14.0 million fell 8.8% or $1.4 million from Q1 2014 and by $0.5 million on a sequential basis. Pokluda commented "Despite a very difficult operating environment, our gross margin controls and cost savings initiatives are working and I am pleased with the results of those efforts.

"Reduced market demand has not compromised HWCC's pricing power in the core area of our business involving MRO transactions, and although the present day pull-back in large capital project spend is frustrating, the long term fundamentals for this market opportunity are intact. Channel feedback continues to indicate exceptionally high levels of customer satisfaction, continued growth in market share and increasing support for our product line expansions into highly engineered power and control cable, aluminum cable and specialty oil and gas cable."

Interest expense of $0.3 million was flat with the prior year period. Average debt levels decreased by 10.7% from $54.9 million in 2014 to $49.1 million in 2015, while the effective interest rate increased from 1.9% in 2014 to 2.0% in 2015. The effective tax rate for the quarter of 36.8% was down from the 2014 tax rate of 38.4% primarily due to lower state tax rates in 2015.

Net income of $2.2 million decreased 41.6% from the first quarter of 2014. Diluted earnings per share were $0.13 compared to $0.21 in the prior year quarter.

Mr Pokluda further commented "As we move further into the year, prudent use of working capital, expense management, gross margin optimization, and new business development initiatives will remain top priorities."

Conference Call
The Company will host a conference call to discuss first quarter results on Thursday, May 7, 2015 at 10:00 a.m., C.T. Hosting the call will be James Pokluda, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until May 14, 2015.

Replay, Toll-Free #: 855-859-2056
Replay, Toll #: 404-537-3406
Conference ID # 36567133

About the Company
With over 39 years of experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include: continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, primary and secondary aluminum distribution cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings. Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        HOUSTON WIRE & CABLE COMPANY
                        Consolidated Balance Sheets
                     (In thousands, except share data)

                                                   March 31,   December 31,
                                                      2015         2014
                                                  -----------  ------------
                                                  (unaudited)
Assets
Current assets:
  Accounts receivable, net                        $    55,158  $     61,599
  Inventories, net                                     81,630        88,958
  Deferred income taxes                                 3,444         3,188
  Income taxes                                             --           219
  Prepaids                                              1,014           565
                                                  -----------  ------------
Total current assets                                  141,246       154,529

Property and equipment, net                             9,116         8,954
Intangible assets, net                                  8,067         8,501
Goodwill                                               17,520        17,520
Other assets                                              294           309
                                                  -----------  ------------
Total assets                                      $   176,243  $    189,813
                                                  ===========  ============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                                  $     1,479  $      3,113
  Trade accounts payable                                7,520         7,993
  Accrued and other current liabilities                 8,034        13,282
  Income taxes                                          1,478            --
                                                  -----------  ------------
Total current liabilities                              18,511        24,388

Debt                                                   47,719        53,847
Other long term obligations                                95            96
Deferred income taxes                                      48           175
                                                  -----------  ------------
Total liabilities                                      66,373        78,506
                                                  -----------  ------------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and outstanding          --            --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,316,607 and 17,508,015 outstanding at March
   31, 2015 and December 31, 2014, respectively            21            21
  Additional paid-in-capital                           55,470        54,871
  Retained earnings                                   111,341       111,233
  Treasury stock                                      (56,962)      (54,818)
                                                  -----------  ------------
Total stockholders' equity                            109,870       111,307
                                                  -----------  ------------
Total liabilities and stockholders' equity        $   176,243  $    189,813
                                                  ===========  ============

                        HOUSTON WIRE & CABLE COMPANY
                      Consolidated Statements of Income
                                 (Unaudited)
               (In thousands, except share and per share data)

                                                        Three Months Ended
                                                            March 31,
                                                     -----------------------
                                                         2015        2014
                                                     ----------- -----------

Sales                                                $    81,600 $   100,299
Cost of sales                                             63,876      78,595
                                                     ----------- -----------
Gross profit                                              17,724      21,704

Operating expenses:
  Salaries and commissions                                 7,238       8,123
  Other operating expenses                                 6,048       6,492
  Depreciation and amortization                              712         741
                                                     ----------- -----------
Total operating expenses                                  13,998      15,356
                                                     ----------- -----------

Operating income                                           3,726       6,348
Interest expense                                             265         268
                                                     ----------- -----------
Income before income taxes                                 3,461       6,080
Income taxes                                               1,275       2,335
                                                     ----------- -----------
Net income                                           $     2,186 $     3,745
                                                     =========== ===========

Earnings per share:
  Basic                                              $      0.13 $      0.21
                                                     =========== ===========
  Diluted                                            $      0.13 $      0.21
                                                     =========== ===========
Weighted average common shares outstanding:
  Basic                                               17,296,978  17,850,911
                                                     =========== ===========
  Diluted                                             17,376,928  17,944,010
                                                     =========== ===========

Dividends declared per share                         $      0.12 $      0.11
                                                     =========== ===========

                        HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Cash Flows
                                (Unaudited)
                               (In thousands)

                                                         Three Months
                                                        Ended March 31,
                                                   ------------------------
                                                       2015         2014
                                                   -----------  -----------

Operating activities
Net income                                         $     2,186  $     3,745
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                            712          741
  Amortization of unearned stock compensation              217          213
  Provision for inventory obsolescence                     356          412
  Deferred income taxes                                   (419)        (243)
  Other non-cash items                                      44           17
  Changes in operating assets and liabilities:
    Accounts receivable                                  6,402       (6,632)
    Inventories                                          6,972        3,763
    Book overdraft                                      (1,634)      (1,646)
    Trade accounts payable                                (473)        (111)
    Accrued and other current liabilities               (5,331)      (9,264)
    Income taxes payable                                 1,697        2,522
    Other operating activities                            (440)        (529)
                                                   -----------  -----------
Net cash provided by (used in) operating
 activities                                             10,289       (7,012)

Investing activities
  Expenditures for property and equipment                 (440)        (655)
                                                   -----------  -----------
Net cash used in investing activities                     (440)        (655)

Financing activities
  Borrowings on revolver                                76,746       99,007
  Payments on revolver                                 (82,874)     (88,789)
  Payment of dividends                                  (2,070)      (1,959)
  Purchase of treasury stock                            (1,651)        (626)
  Other financing activities                                --           34
                                                   -----------  -----------
Net cash (used in) provided by financing
 activities                                             (9,849)       7,667
                                                   -----------  -----------

Net change in cash                                          --           --
Cash at beginning of period                                 --           --
                                                   -----------  -----------

Cash at end of period                              $        --  $        --
                                                   ===========  ===========

CONTACT:
Nicol G. Graham
Chief Financial Officer
Direct: 713.609.2125
Fax: 713.609.2168
ngraham@houwire.com